Exhibit 99.1

Reed’s Announces Leadership and Board Updates

CEO Norman E. Snyder, Jr. to Retire; Cyril Wallace Appointed as CEO and Director; Ruud Bakker also Joins Board of Directors

Norwalk, CT, (April 17, 2025) — Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced key updates to its executive leadership team and Board of Directors (the “Board”). Cyril Wallace has been appointed to Chief Executive Officer (“CEO”) and Director, succeeding Norman E. Snyder, Jr. who is stepping down to retire. In addition, the Company has appointed seasoned beverage executive Ruud Bakker to its Board.

Mr. Wallace brings more than 20 years of leadership experience from PepsiCo, where he most recently served as Vice President and General Manager overseeing a $3.2 billion territory. A strategic and results-driven executive, Mr. Wallace has consistently delivered strong revenue and margin performance, spearheaded innovative growth strategies and built high-performing teams. Throughout his career, he has earned multiple top sales honors and played a key role in PepsiCo’s diversity and talent development efforts. Mr. Wallace holds a Master of Business Administration in Project Management from the Keller Graduate School of Management at DeVry University and a Bachelor of Arts in Marketing from Georgia State University.

Mr. Bakker joins the Board with more than 25 years of global leadership experience across the beverage industry, including senior roles at Red Bull, Diageo and Heineken. He has led market expansion efforts, brand revitalization initiatives, and innovation strategies across both emerging and developed markets. Mr. Bakker is also the founder of Purple Fox Studios, a beverage innovation incubator that collaborates with entrepreneurs and companies to launch and scale distinctive brands. He holds a Master of Business Administration from Erasmus University and has completed executive programs at Harvard Business School, London Business School, and Kellogg Executive Education.

“We extend our deepest gratitude to Norm for his leadership over the past five years,” said Shufen Deng, Chairperson of the Board. “He helped stabilize and revitalize the Company amid unprecedented industry and macroeconomic headwinds during and after the COVID-19 pandemic. Under his guidance, the Company restructured its operations, optimized costs, and built a stronger foundation for future growth. His expertise, dedication and tireless work will have a lasting impact on our organization.”

Ms. Deng continued, “We are thrilled to welcome Cyril as our new CEO and Director. His strategic vision and operational expertise will be instrumental as we expand distribution, launch new products and drive profitability. We are equally pleased to welcome Ruud to our Board — his extensive international experience and executive positions with leading global beverage companies make him an exceptional addition. Together, Cyril and Ruud will help lead Reed’s into its next chapter of growth.”

“I am incredibly proud of what we’ve accomplished at Reed’s,” said Norman E. Snyder, Jr. “We have built a resilient business, introduced exciting innovations, and improved operations across key functional areas of the Company. I leave knowing that Reed’s is in good hands and look forward to spending more time with my family and cheering on the Company as a shareholder.”

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 32,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to- drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and Cola. These flavors are also available in five zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com. To receive exclusive perks for Reed’s investors, please visit the Company’s page on the Stockperks app here.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “will,” “position,” and similar expressions. These forward-looking statements are based on current expectations. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control.

The risks and uncertainties include, but are not limited to: inventory shortages; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third party co-packers meeting contractual commitments; risks related to our international operations; our ability to attract and retain experienced management and personnel; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the wars in Ukraine and Israel, conflict or acts of terrorism; financial markets, commodity and currency impacts of the wars; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on March 28, 2025, which is available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

ir@reedsinc.com

(720) 330-2829